Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Robert S. Schneider	Maria F. Slippen
USI Holdings Corp.	USI Holdings Corp.
914-749-8502	914-749-8511
rschneider@usi.biz	maria.slippen@usi.biz

USI Holdings Corporation Announces Issuance of $225 Million of Senior Notes
and $200 Million of Senior Subordinated Notes

Briarcliff Manor, New York — April 10, 2007— USI Holdings Corporation (“USI Holdings”) today announced that it will offer and issue $225 million aggregate principal amount of senior notes due 2014 and $200 million aggregate principal amount of senior subordinated notes due 2015 (the “Notes”).

The Notes will be issued by USI Holdings. Compass Acquisition Holding Corp., a Delaware corporation (“Parent”) formed by GS Capital Partners VI, L.P., and Compass Merger Sub Inc., a Delaware corporation (“Merger Sub”) formed by Parent, entered into a previously announced agreement and plan of merger (the “Merger Agreement”) with USI Holdings pursuant to which Merger Sub will merge with and into USI Holdings (the “Merger”). After the Merger, USI Holdings will be a subsidiary of Parent. The net proceeds from the offering of the Notes, together with other financing, are expected to be used to finance the Merger and related transactions.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Cautionary Note Regarding Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the anticipated closing of the Merger and the expected future business and financial performance of USI Holdings resulting from and following the Merger. These statements are based on management's current expectations and are inherently subject to uncertainties and changes in circumstances. Detailed information about the factors that could cause actual results to differ materially from those described in the forward-looking statements is contained in USI Holdings’ filings with the SEC. All forward-looking statements included in this press release are made only as of the date of this press release, and USI Holdings does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which USI Holdings hereafter becomes aware.

About USI Holdings Corporation
Founded in 1994, USI Holdings is a leading distributor of insurance and financial products and services to businesses throughout the United States. USI Holdings is headquartered in Briarcliff Manor, NY, and operates out of 66 offices in 18 states. Additional information about USI Holdings may be found at www.usi.biz.